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Liberty Tax Service Announces CEO Termination

Virginia Beach, Va. (September 6, 2017) – Liberty Tax, Inc. (NASDAQ:TAX) (the “Company”), the parent company of Liberty Tax Service, announced that John T. Hewitt, the Company’s Chief Executive Officer and Chairman, was terminated yesterday by the Company’s Board of Directors (the “Board”), effective immediately.  Mr. Hewitt, who is the sole holder of the Company’s Class B common stock (“Class B Shares”), currently remains on the Board.

The Company had engaged in a deliberate succession planning process, which resulted in Ed Brunot joining the Company as Chief Operating Officer as an interim step before assuming the role of CEO.  The Company is currently finalizing its succession plans, however, the Board has determined that it is in the Company’s best interests to terminate Mr. Hewitt at this time. The Company intends to announce the new CEO appointment in the coming days.

The Company has been in negotiations to enter into agreements for Mr. Hewitt’s separation and the repurchase of his Class B Shares, which permit him to appoint a majority of the Board.  No such agreements have been reached, and whether the Company will enter into such agreements with Mr. Hewitt remains uncertain at this time.

About Liberty Tax, Inc.
Founded in 1997 by John T. Hewitt, Liberty Tax, Inc. (NASDAQ:TAX) is the parent company of Liberty Tax Service. In the U.S. and Canada, last year, Liberty Tax prepared over two million individual income tax returns in more than 4,000 offices and online. Liberty Tax's online services are available through eSmart Tax, Liberty Online and DIY Tax, and are all backed by the tax professionals at Liberty Tax locations and its nationwide network of seasonal tax preparers. Liberty Tax also supports local communities with fundraising endeavors and contributes as a national sponsor to many charitable causes. For a more in-depth look, visit Liberty Tax Service and interact with Liberty Tax on Twitter and Facebook.